Exhibit 10.17

THE BEVERLY NATIONAL BANK

SALARY CONTINUATION AGREEMENT

THIS AGREEMENT is adopted this 11th day of August, 2003, by and between THE BEVERLY NATIONAL BANK, a national bank located in Beverly, Massachusetts (the “Bank”), and DONAT A. FOURNIER (the “Executive”).

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide salary continuation benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Bank and the Executive agree as follows:

Article 1

Definitions

Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1 “Change of Control” means the transfer of shares of the Bank’s voting common stock such that one entity or one person acquires (or is deemed to acquire when applying Section 318 of the Code) more than 50 percent of the Bank’s outstanding voting common stock followed within twelve (12) months by the Executive’s Termination of Employment for reasons other than death, Disability or retirement.

1.2 “Code” means the Internal Revenue Code of 1986, as amended.

1.3 “Disability” means the Executive’s suffering a sickness, accident or injury which has been determined by the carrier of any individual or group disability insurance policy covering the Executive, or by the Social Security Administration, to be a disability rendering the Executive totally and permanently disabled. The Executive must submit proof to the Bank of the carrier’s or Social Security Administration’s determination upon the request of the Bank.

1.4 “Early Termination” means the Termination of Employment before Normal Retirement Age for reasons other than Death, Disability, Termination for Cause or following a Change of Control.

1.5 “Early Termination Date” means the month, day and year in which Early Termination occurs.

1.6 “Effective Date” means July 1, 2003.

1.7 “Normal Retirement Age” means the Executive attaining age 65.

1.8 “Normal Retirement Date” means the later of the Normal Retirement Age or Termination of Employment.

1.9 “Plan Year” means a twelve-month period commencing on July 1 and ending on June 30. The initial Plan Year shall commence on the effective date of this Agreement.

1.10 “Termination for Cause” shall be defined as set forth in Article 5.

1.11 “Termination of Employment” means that the Executive ceases to be employed by the Bank for any reason, voluntary or involuntary, other than by reason of a leave of absence approved by the Bank.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. Upon Termination of Employment on or after the Normal Retirement Age for reasons other than death, the Bank shall pay to the Executive the benefit described in this Section 2.1 in lieu of any other benefit under this Agreement.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is $100,000 (One Hundred Thousand Dollars). The Bank’s Board of Directors, in its sole discretion, may increase the annual benefit under this Section 2.1.1; however, any increase shall require the recalculation of Schedule A.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 20 years.

2.2 Early Termination Benefit. Upon Early Termination, the Bank shall pay to the Executive the benefit described in this Section 2.2 in lieu of any other benefit under this Agreement.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the Early Termination annual Installment set forth on Schedule A for the Plan Year ending immediately prior to the Early Termination Date, determined by vesting the Executive in 100 percent of the Accrual Balance as set forth on Schedule A. Any increase in the annual benefit under Section 2.1.1 shall require the recalculation of this benefit on Schedule A. This benefit is determined by calculating a 20-year fixed annuity from said Accrual Balance, crediting interest on the unpaid balance at an annual rate of 7 percent, compounded monthly.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 20 years. However, in lieu of any other benefit under this Agreement the Executive may petition the Bank in writing to request a lump sum payable within 60 days from Termination of Employment. The Bank in its sole and absolute discretion may accept or reject such written request.

2.3 Disability Benefit. If the Executive terminates employment due to Disability prior to Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Disability annual Installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Age, paying the annual benefit to the Executive for a period of 20 years. However, in lieu of any other benefit under this Agreement the Executive may petition the Bank in writing to request a lump sum payable within 60 days from Termination of Employment. The Bank in its sole and absolute discretion may accept or reject such written request.

2.4 Change of Control Benefit. Upon a Change of Control, the Bank shall pay to the Executive the benefit described in this Section 2.4 in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the Change of Control annual Installment set forth on Schedule A for the Plan Year ending immediately prior to Termination of Employment occurs (except during the first Plan Year, the benefit is the amount set forth for Plan Year 1), determined by vesting the Executive in the Normal Retirement Benefit described in Section 2.1.1.

2.4.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Age, paying the annual benefit to the Executive for a period of 20 years. However, in lieu of any other benefit under this Agreement the Executive may petition the Bank in writing to request a lump sum payable within 60 days from the Executive’s Normal Retirement Date. The Bank in its sole and absolute discretion may accept or reject such written request.

2.4.3 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank will reduce any benefit under this Agreement by an amount necessary to avoid an excise tax under the excess parachute rules of Section 280G of the Code.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1. This benefit shall be paid in lieu of the benefits under Article 2.

3.1.1 Amount of Benefit. The annual benefit under this Section 3.1 is the Normal Retirement Benefit amount described in Section 2.1.1.

3.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 20 years. However, the Executive’s beneficiary may petition the Bank in writing to request a lump sum payable within 60 days from Termination of Employment. The Bank in its sole and absolute discretion may accept or reject such written request.

3.2 Death During Payment of a Benefit. If the Executive dies after any benefit payments have commenced under Article 2 of this Agreement but before receiving all such payments, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time and in the same amounts they would have been paid to the Executive had the Executive survived.

3.3 Death After Termination of Employment But Before Payment of a Benefit Commences. If the Executive is entitled to a benefit under Article 2 of this Agreement, but dies prior to the commencement of said benefit payments, the Bank shall pay the same benefit payments to the Executive’s beneficiary that the Executive was entitled to prior to death except that the benefit payments shall commence on the first day of the month following the date of the Executive’s death.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and received by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

5.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement if the Bank terminates the Executive’s employment for:

(a) Gross negligence or gross neglect of duties;

(b) Commission of a felony or of a gross misdemeanor involving moral turpitude; or

(c) Fraud, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Executive’s employment and resulting in an adverse effect on the Bank.

5.2 Suicide or Misstatement. The Bank shall not pay any benefit under this Agreement if the Executive commits suicide within three years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Executive has made any material misstatement of fact on an employment application or resume provided to the Bank, or on any application for any benefits provided by the Bank to the Executive.

Article 6

Claims and Review Procedure

6.1 Claims Procedure. Any individual (“claimant”) who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

6.1.1 Initiation – Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

6.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed;

(d) An explanation of this Agreement’s review procedures and the time limits applicable to such procedures; and

(e) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

6.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

6.2.1 Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank’s notice of denial, must file with the Bank a written request for review.

6.2.2 Additional Submissions – Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

6.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

6.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

6.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(a) The specific reasons for the denial;

(b) A reference to the specific provisions of this Agreement on which the denial is based;

(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits; and

(d) A statement of the claimant’s right to bring a civil action under ERISA Section 502(a).

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, successors, administrators and transferees.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Reorganization. The Bank shall not merge or consolidate into or with another company, or reorganize, or sell substantially all of its assets to another company, firm, or person unless such succeeding or continuing company, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term “Bank” as used in this Agreement shall be deemed to refer to the successor or survivor company.

8.5 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.6 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the Commonwealth of Massachusetts, except to the extent preempted by the laws of the United States of America.

8.7 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

(a) Establishing and revising the method of accounting for the Agreement;

(b) Maintaining a record of benefit payments;

(c) Establishing rules and prescribing any forms necessary or desirable to administer the Agreement; and

(d) Interpreting the provisions of the Agreement.

8.10 Named Fiduciary. The Bank shall be the named fiduciary and plan administrator under this Agreement. It may delegate to others certain aspects of the management and operational responsibilities including the employment of advisors and the delegation of ministerial duties to qualified individuals.

IN WITNESS WHEREOF, the Executive and the Bank have signed this Agreement.

EXECUTIVE:	BANK:
The Beverly National Bank

/s/ Donat A. Fournier	By:	/s/ Alice B. Griffin
Donat A. Fournier	Title:	Director & Chair of Compensation Committee

BENEFICIARY DESIGNATION

THE BEVERLY NATIONAL BANK

SALARY CONTINUATION AGREEMENT

Donat A. Fournier

I designate the following as beneficiary of any death benefits under this Agreement:

Primary: Rosemary Fournier

Relationship and Social Security Number: Wife; ###-##-####

Contingent (if the Primary is deceased):

Relationship and Social Security Number:

Note:

•	Include instructions regarding how you want benefits divided if you are naming more than one Primary or Contingent beneficiary and their share is not equal.

•	To name a trust as beneficiary, please provide the name of the trustee(s) and the exact name and date of the trust agreement and the tax identification number.

I understand that I may change these beneficiary designations by filing a new written designation with the Bank. I further understand that the designations will be automatically revoked if the beneficiary predeceases me, or, if I have named my spouse as beneficiary and our marriage is subsequently dissolved.

Signature	/s/ Donat A. Fournier
Donat A. Fournier

Date August 11, 2003

Received by the Bank this 11th day of August, 2003.

By	/s/ Alice B. Griffin
Title	Director & Chair of Compensation Committee

FIRST AMENDMENT

TO

SALARY CONTINUATION AGREEMENT

Reference is made to the Salary Continuation Agreement (the “Agreement”) dated as of August 11, 2003 by and between The Beverly National Bank, a national bank located in Beverly, Massachusetts (therein and hereinafter referred to as the “Bank”) and Donat A. Fournier (therein and hereinafter referred to as the “Executive”).

WHEREAS, pursuant to Article 7 of the Agreement, the Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive; and

WHEREAS, the Bank and the Executive now desire to amend the Agreement, effective January 1, 2005, with respect to any provisions, features or arrangements of the Agreement that provide for the deferral of compensation that would otherwise be subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), to conform each such provision, feature and arrangement to the requirements of paragraphs (2), (3), and (4) of Code Section 409A(a);

NOW, THEREFORE, for valuable consideration paid, the receipt and sufficiency of which are hereby acknowledged, the Bank and the Executive hereby amend the Agreement, effective January 1, 2005, as follows:

1.	Section 2.1.2 of Article 2 is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Date, paying the annual benefit to the Executive for a period of 20 years; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the payment is treated as being made on account of separation from service pursuant to Section 409(a)(2)(A)(i) of the Code rather than due to attainment of Normal Retirement Age pursuant to Section 409(a)(2)(A)(iv) of the Code, the aggregate amount of the first seven months of the Normal Retirement Benefit shall be paid to the Executive pursuant to this Section 2.1.2 commencing on the first day of the seventh month following his Termination of Employment.”

2.	Section 2.2.2 of Article 2 is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following Termination of Employment, paying the annual benefit to the Executive for a period of 20 years; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, the aggregate amount of the first seven months of the Early Termination Benefit shall be paid to the Executive pursuant to this Section 2.2.2 commencing on the first day of the seventh month following his Termination of Employment. Notwithstanding the foregoing, to the extent that the entitlement to an installment form of distribution provided under this Section 2.2.2 is treated as an entitlement to a single payment for purposes of Section 409A of the Code, then in lieu of the installment form of distribution provided under the preceding sentence, the Executive may elect, subject to the Bank’s consent, to receive the benefit provided under this Section 2.2.2 in the form of a lump sum payment provided such election satisfies the requirements of Section 409A(a)(4)(C) of the Code including, without limitation, that such election may not take effect until at least 12 months after the date on which the election is made, and the lump sum may not be paid earlier than 5 years from the date the installment form of distribution would have commenced in the absence of the lump sum election.”

3.	Section 2.3.2 of Article 2 is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Age, paying the annual benefit to the Executive for a period of 20 years; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the payment is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code rather than due to disability pursuant to Section 409A(a)(2)(A)(ii) of the Code, the aggregate amount of the first seven months of the Disability Benefit shall be paid to the Executive pursuant to this Section 2.3.2 commencing on the first day of the seventh month following the Executive’s Termination of Employment. Notwithstanding the foregoing, to the extent that the entitlement to an installment form of distribution provided under this Section 2.3.2 is treated as an entitlement to a single payment for purposes of Section 409A of the Code, then in lieu of the installment form of distribution provided under the preceding sentence, the Executive may elect, subject to the Bank’s consent, to receive the benefit provided under this Section 2.3.2 in the form of a lump sum payment provided such election satisfies the requirements of Section 409A(a)(4)(C) of the Code including, without limitation, that such election may not take effect until at least twelve months after the date on which the election is made.”

4.	Section 2.4.2 of Article 2 is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall pay the annual benefit to the Executive in 12 equal monthly installments commencing with the month following the Executive’s Normal Retirement Age, paying the annual benefit to the Executive for a period of 20 years; provided that if the Executive is then a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and the payment is treated as being made on account of separation from service pursuant to Section 409A(a)(2)(A)(i) of the Code rather than due to a change in ownership or control pursuant to Section 409A(a)(2)(A)(v) of the Code, the aggregate amount of the first seven months of the Change of Control Benefit shall be paid to the Executive pursuant to this Section 2.4.2 commencing on the first day of the seventh month following the Executive’s Termination of Employment. Notwithstanding the foregoing, to the extent that the entitlement to an installment form of distribution provided under this Section 2.4.2 is treated as an entitlement to a single payment for purposes of Section 409A of the Code, then in lieu of the installment form of distribution provided under the preceding sentence, the Executive may elect, subject to the Bank’s consent, to receive the benefit provided under this Section 2.4.2 in the form of a lump sum payment provided such election satisfies the requirements of Section 409A(a)(4)(C) of the Code including, without limitation, that such election may not take effect until at least 12 months after the date on which the election is made, and the lump sum may not be paid earlier than 5 years from the date the installment form of distribution would have commenced in the absence of the lump sum election.”

5.	Section 3.1.2 of Article 3 is amended by deleting such Section in its entirety and by inserting in lieu thereof the following:

“The Bank shall pay the annual benefit to the Executive’s beneficiary in 12 equal monthly installments commencing with the month following the Executive’s death, paying the annual benefit to the Executive’s beneficiary for a period of 20 years. Notwithstanding the foregoing, to the extent that the entitlement to an installment form of distribution provided under this Section 3.1.2 is treated as an entitlement to a single payment for purposes of Section 409A of the Code, then in lieu of the installment form of distribution provided under the preceding sentence, the Executive’s beneficiary may elect, subject to the Bank’s consent, to receive the benefit provided under this Section 3.1.2 in the form of a lump sum payment provided such election satisfies the requirements of Section 409A(a)(4)(C) of the Code including, without limitation, that such election may not take effect until at least 12 months after the date on which the election is made.”

6.	Article 8 is amended by adding the following new Section 8.11:

“8.13 Interpretation. It is the intent of the Bank and the Executive that the provisions of this Agreement and all amounts payable to the Executive hereunder meet the requirements of Section 409A of the Code, to the extent applicable to this Agreement and such payments, and the Agreement shall be interpreted and construed in a manner consistent with such intent. Recognizing such intent and the limited guidance currently available regarding the application of Section 409A, the Bank and the Executive agree to cooperate in good faith in preparing and executing, at such time as sufficient guidance is available under Section 409A and from time to time thereafter, one or more amendments to this Agreement as may reasonably be necessary solely for the purpose of assuring that this Agreement and all amounts payable to the Executive hereunder meet the requirements of Section 409A; provided that no such amendments shall increase the cost to the Bank of providing the amounts payable to the Executive hereunder; and provided further that such amendments shall be rendered null and void to the extent the amendments constitute a material modification of the Agreement within the meaning of Section 885(d)(2)(B) of the American Jobs Creation Act of 2004 (the “Act”), unless such modifications are pursuant to guidance issued by the U.S. Treasury under Section 885(f) of the Act.”

IN WITNESS WHEREOF, the Executive and the Bank have duly executed on this 19th day of December, 2006 and adopted this First Amendment to the Agreement, effective as of January 1, 2005.

THE BEVERLY NATIONAL BANK

By:	/s/ Michael O. Gilles
A Duly Authorized Representative

EXECUTIVE

/s/ Donat A. Fournier
Donat A. Fournier